As filed with the Securities and Exchange Commission on August 24, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EINSTEIN NOAH RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3690261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood Colorado 80228	(303) 568-8000
(Address of Principal Executive Offices) (Zip Code)	(Registrant’s telephone number, including area code)

Einstein Noah Restaurant Group, Inc. Stock Option Plan

for (Non-Employee) Independent Directors

(Full title of the plan)

Mashenka Lundberg, Esq.

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado 80203-4541

(303) 861-7000

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	200,000 shares	$12.91	$2,582,000	$144.08

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), based on based upon the average of the high and low prices of the Registrant’s common stock on the Nasdaq Global Market on August 18, 2009.

FORM S-8 PURSUANT TO GENERAL INSTRUCTION E

This Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) pursuant to General Instruction E to Form S-8 to register an additional 200,000 shares of Common Stock that may be issued to participants under the Einstein Noah Restaurant Group, Inc. Stock Option Plan for (Non-Employee) Independent Directors, as amended (the “Plan”). The contents of the earlier Registration Statements on Form S-8, Registration Nos. 333-142573 and 333-133531, are hereby incorporated by reference into this Form S-8. All capitalized terms not defined herein shall have the same meaning as set forth in the prior Form S-8s.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Einstein Noah Restaurant Group, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 30, 2008;

(b) The Registrant’s Quarterly Reports on Form 10-Q for its quarterly periods ended March 31, 2009 and June 30, 2009;

(c) The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 13, June 2 and August 7, 2009;

(d) The Registrant’s Registration Statement on Form S-8 relating to the Plan, filed with the Commission on April 25, 2006; and

(e) The Registrant’s Registration Statement on Form S-8 relating to the Plan, filed with the Commission on May 3, 2007.

All reports and other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The following exhibits are submitted herewith or incorporated by reference herein.

Exhibit No.	Description
4.8	First Amendment to the Einstein Noah Restaurant Group, Inc. Stock Option Plan for (Non-Employee) Independent Directors, dated effective as of May 5, 2009 (incorporated by reference from the Registrant’s Schedule 14A, filed on March 26, 2009 included as Annex B).

5.1	Opinion of Holme Roberts & Owen LLP.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on this 24th day of August, 2009.

EINSTEIN NOAH RESTAURANT GROUP, INC.

By:	/S/ JEFFREY J. O’NEILL
Jeffrey J. O’Neill, Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Jeffrey J. O’Neill and Richard P. Dutkiewicz, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey J. O’Neill Jeffrey J. O’Neill	Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2009

/s/ Richard P. Dutkiewicz Richard P. Dutkiewicz	Chief Financial Officer (Principal Financial and Accounting Officer)	August 24, 2009

/s/ Michael W. Arthur Michael W. Arthur	Director	August 24, 2009

Signature	Title	Date

/s/ E. Nelson Heumann E. Nelson Heumann	Director	August 24, 2009

/s/ Frank C. Meyer Frank C. Meyer	Director	August 24, 2009

/s/ Thomas J. Mueller Thomas J. Mueller	Director	August 24, 2009

/s/ S. Garrett Stonehouse, Jr. S. Garrett Stonehouse, Jr.	Director	August 24, 2009